Exhibit 99.1

SERA PROGNOSTICS REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS
Salt Lake City – November 9, 2021 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the third quarter ended September 30, 2021.
Recent Highlights:
•Made key hires in scaling the company’s salesforce, now totaling 26 representatives, with Sera Prognostics seeing early payer revenues and positive physician office reception to the company’s PreTRM® test.
•Also made key executive appointment bringing additional extensive expertise to the management team of Sera with the appointment of Paul Kearney with extensive data science, bioinformatics and proteomics experience as Chief Data Officer.
•Engaged Woodrow Myers, MD, MBA, a nationally-recognized leader in development of medical quality initiatives and advanced healthcare management programs as an advisor on public and political affairs. Dr. Myers brings extensive experience in leadership in addressing health equity and disparities and he will work on a multi-disciplinary effort to execute a national and state-specific political and public affairs strategy for Sera, further emphasizing the Company’s efforts to help address healthcare disparities that disproportionately affect underserviced communities.
•Broadened the significant expertise on our Board of Directors through the appointment of noted healthcare and technology executive, Zhenya Lindgardt, to our Board, bringing her vast and highly relevant experience to help us improve the well-being of mothers and babies and to help Sera achieve its vision as The Pregnancy Company®.
•Announced publication of health economic analysis data in peer-reviewed journal ClinicoEconomics and Outcomes Research using claims data of more than 40,000 pregnant women and infants that illustrated the clinical benefit of combining PreTRM® testing with evidence-based interventions to improve neonatal health and reduce total health costs. The study highlighted positive impacts on preterm births, neonatal intensive care admissions, overall hospital length of stay and a net $54 million reduction in total costs in the analyzed population.
•Demonstrated clinical validation of PreTRM threshold for clinical action, illustrating power of stratifying testing risk at or above a threshold of twice the average population risk of spontaneous preterm birth (sPTB). In the study published, the Proteomic Assessment of Preterm Risk showcased patients at or above 15% risk, or twice the intended use population risk, had significantly higher risk of sPTB. The study adds to the growing body of evidence supporting the clinical validity and utility of our PreTRM test.
•Announced a collaboration with leading organizations PreemieWorld, GLOPreemies, and the Alliance for Black NICU Families, geared to empower and support families impacted by preterm birth. The initial phase of the communications partnership will serve to provide important information about prenatal healthcare and preterm birth to women to help educate and stimulate conversations between patients, their families and physicians to enable earlier proactive pregnancy care among underserved communities to achieve better outcomes for mothers and newborns.
“We are pleased with our operational progress during the quarter and with initial payments we received from a number of insurers as we deploy a salesforce that is now ahead of original plan in terms of expected hires,” stated Gregory C. Critchfield, MD, MS, Chairman and CEO of Sera Prognostics. “We continue to see a positive response to our innovative PreTRM® test from employers, physicians, patients, and payers and are in active discussions with several large regional insurance payers beyond our existing contract with Anthem, all of which give us confidence in the importance of our mission to improve healthcare for mothers and newborns while reducing healthcare costs.”
Third Quarter 2021 Financial Results
Third quarter 2021 revenue of $23,000 compared to $5,000 for the same period of 2020.
Total operating expenses were $9.5 million, up from $4.6 million for the third quarter of 2020.
Research and development expenses for the third quarter of 2021 were $2.7 million compared to $1.9 million for the prior-year period due primarily to increased laboratory operations and clinical study costs.
Selling, general and administrative expenses for the third quarter of 2021 were $6.7 million, up from $2.8 million due primarily to increased headcount as the company scaled commercial operations and general corporate infrastructure, as well as increased costs related to operating as a public company following the Company’s initial public offering in July 2021.
Net loss for the third quarter of 2021 was $9.9 million compared to $5.1 million for the same quarter a year ago.
As of September 30, 2021, the Company had cash and cash equivalents of approximately $82.5 million and $67.5 million of available-for-sale securities.

Conference Call Information
Sera Prognostics will host a corresponding conference call and live webcast today to discuss third quarter 2021 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:
US domestic callers: (877) 870-4263
International callers: (412) 317-0790
Webcast Registration Link: https://www.webcaster4.com/Webcast/Page/2809/43385

Live audio of the webcast will be available online from the Investors page of the Company’s website at www.seraprognostics.com. The webcast will be archived on the Investors page and will be available for one year.

About Sera Prognostics, Inc.
Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to deliver early, pivotal information in pregnancy to physicians, enabling them to improve the health of their patients, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is located in Salt Lake City, Utah.
About Preterm Birth
Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2020 March of Dimes Report Card shows that of approximately 3.8 million babies born annually in the United States, more than one in ten is born prematurely. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States have been estimated to be approximately $25 billion.

About the PreTRM® Test
The PreTRM® test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® test permits physicians to identify, during the 19th or 20th week of pregnancy, which women are at increased risk for preterm birth, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® test is ordered by a medical professional.
Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Dr. Myers working on a multi-disciplinary effort to execute a national and state-specific political and public affairs strategy for the Company; initial insurance payments; active discussions with several large regional insurance payers; the Company’s planned conference call and live webcast to discuss the quarter’s operational highlights, financial results and key topics; availability of audio of the webcast online from the Investors page of the Company’s website; and the company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; the ongoing COVID-19 pandemic and its impact on our operations, as well as the business or operations of third parties with whom we conduct business; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, or Current Reports on Form 8-K filed with the SEC from time to time. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Investor Contact
Peter DeNardo, CapComm Partners
peter@capcommpartners.com
+1 (415) 389-6400
Media Contact
Laura Vinci, FINN
Laura.vinci@finnpartners.com
+1 (402) 499-8203

SERA PROGNOSTICS, INC.
Condensed Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$23	$5	$56	$19
Operating expenses:
Cost of revenue	10	3	23	8
Research and development	2,724	1,888	7,944	5,690
Selling and marketing	2,690	1,054	5,780	2,634
General and administrative	4,041	1,704	9,157	4,904
Total operating expenses	9,465	4,649	22,904	13,236
Loss from operations	(9,442)	(4,644)	(22,848)	(13,217)
Interest expense	(439)	(425)	(744)	(1,282)
Other income (expense), net	22	(3)	1,067	26
Net loss	$(9,859)	$(5,072)	$(22,525)	$(14,473)
Net loss per share, basic and diluted	$(0.39)	$(3.30)	$(2.32)	$(9.46)
Weighted-average shares of common stock outstanding, basic and diluted	25,085,013	1,536,483	9,707,254	1,529,182

SERA PROGNOSTICS, INC.
Condensed Balance Sheets
(unaudited)
(in thousands)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$82,479	$13,533
Marketable securities	37,498	—
Accounts receivable	35	2
Prepaid expenses and other current assets	2,327	198
Total current assets	122,339	13,733
Property and equipment, net	1,185	965
Long-term marketable securities	29,997	—
Other assets	168	98
Total assets	$153,689	$14,796
Liabilities, Convertible Preferred Stock, and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$1,270	$441
Accrued and other current liabilities	2,062	1,577
Accrued interest on convertible note	—	996
Deferred rent, current portion	139	130
Capital lease obligation, current portion	72	69
Convertible promissory note, current portion	—	4,353
Loans payable, current portion	—	3,676
Total current liabilities	3,543	11,242
Deferred rent	35	139
Loans payable, net of current portion	—	348
Preferred stock warrant liability	—	474
Capital lease obligation, net of current portion	73	127
Total liabilities	3,651	12,330
Commitments and contingencies
Convertible preferred stock:
Junior convertible preferred stock	—	77,844
Senior convertible preferred stock	—	50,192
Stockholders' equity (deficit):
Common stock, Class A and Class B	3	—
Additional paid-in capital	304,044	5,889
Accumulated other comprehensive loss	(25)	—
Accumulated deficit	(153,984)	(131,459)
Total stockholders' equity (deficit)	150,038	(125,570)
Total liabilities, convertible preferred stock, and stockholders' equity (deficit)	$153,689	$14,796